150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	**20140424525-39**
	Filing Date and Time **06/10/2014 2:15 PM**
	Entity Number **E0443142010-7**

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

CANNABIS KINETICS CORP

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
CANNABIS KINETICS CORP.

(Continued on next seven [7] pages)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
CANNABIS KINETICS CORP.

The undersigned, the President of Cannabis Kinetics Corp., a Nevada corporation (the "Company"), does hereby certify, that, pursuant to authority conferred upon the Board of Directors by the Company's Articles of Incorporation and pursuant to Section 78.1955 of the Nevada Revised Statutes, the following resolutions creating a series of Series B Convertible Preferred Stock was duly adopted by the Company's Board of Directors on May 23, 2014:

WHEREAS, the Articles of Incorporation of the Company provide for a class of its authorized stock known as preferred stock, comprised of ten million (10,000,000) shares, par value $.001 per share, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized to fix the rights, terms and preferences and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to seven hundred fifty thousand (750,000) shares of the preferred stock which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series B Convertible Preferred Stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series B preferred stock as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated Series B Preferred Stock (the "Series B Preferred Stock"). The number of shares constituting Series B Preferred Stock shall be seven hundred fifty thousand (750,000). No other shares of preferred stock shall be designated as Series B Preferred Stock.

2. Dividends.

(a) Commencing on the issuance date of the Series B Preferred Stock, dividends ("Series B Dividends") shall accrue on each share of Series B Preferred Stock, at the rate of 4% per annum of the Stated Value. The "Stated Value" shall be the price paid by the holder for each Series B Preferred Stock, or $12 per share. The Series B Dividends shall be payable in cash out of assets legally available therefor within 90 days after the end of each fiscal year of the Company. However, the Series B Dividends shall accrue and accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

(b) Notwithstanding the foregoing, until November 30, 2016, the Company shall have the right, in its sole and absolute discretion, to pay the Series B Dividend in shares of Series B Preferred Stock (a "PIK Dividend"). If so determined, fractional shares of Series B Preferred Stock may be issued in connection with any PIK Dividend so that exact payment can be made to each holder of Series B Preferred Stock of all accrued and unpaid dividends that are payable in respect of such holder's shares of Series B Preferred Stock, *provided* that any such fractional shares shall be rounded to the nearest one-hundredth of a share. All shares (including any fractional shares) of Series B Preferred Stock issued pursuant to a PIK Dividend will thereupon be duly authorized, validly issued, fully paid and non-assessable. Dividends with respect to such additional shares of Series B Preferred Stock issued as a PIK Dividend shall (a) be due and payable on each dividend payment date following the payment date on which such PIK Dividend was declared (or accrued, if not declared and paid on a dividend payment date) and (b) accrue at the rate set forth in this Section 2 commencing on the day immediately following the dividend payment date on which such PIK Dividends were due and payable (regardless of whether the PIK Dividend was declared or whether the shares of Series B Preferred Stock constituting the PIK Dividends were actually issued).

(c) No dividends may be declared, paid, or funds set apart for payment, on shares of the common stock or any other equity securities of the Company which are junior in rights and liquidation preference to the Series B Preferred Stock until all accrued dividends on the Series B Preferred Stock have been paid in full or declared and funds set apart for payment thereof in full.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company (a "Liquidation Event"), no distribution shall be made to holders of shares of capital stock of the Company ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up of the Company, including the common stock of the Company, unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount per share equal to \$12.00 (the "Liquidation Amount") per share plus any accrued or declared and unpaid dividends owed to the holders of shares of the Series B Preferred Stock.

(b) The holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis with any other series of stock in parity with the Series B Preferred Stock, distributions out of the assets legally available for such distributions. In the event the assets of the Company are insufficient to pay the amounts owed to holders of Series B Preferred Stock and any other parity stock upon liquidation, all available assets shall be paid ratably to the holders of Series B Preferred Stock and any parity stock, on a pari passu basis in accordance with their respective liquidation preferences, and the holders of common stock and any other junior stock shall receive nothing.

4. Voting Rights.

(a) Except as otherwise provided in this Certificate of Designation or in the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Company, as expressly required by law or as provided herein, a holder of Series B Preferred

Stock shall be entitled to a number of votes per share equal to the number of whole shares of Common Stock into which such Series B Preferred Stock is convertible, subject to adjustment as set forth in Section 6 below, as of the record date for the determination of stockholders entitled to vote and to notice of any stockholders' meeting in accordance with the By-laws (the "By-laws") of the Company. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Series B Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Except as otherwise provided in this Certificate of Designation or in the Certificate of Incorporation or as expressly required by law, the holders of Series B Preferred Stock and the holders of common stock shall vote together as a single class on all matters presented to stockholders, and not as separate classes. The holders of Series B Preferred Stock shall vote on an as converted basis.

(c) The Company shall not effect, or agree to effect, any amendment of this Certificate of Designation without the consent of the holder or holders of at least two-thirds of the shares of Series B Preferred Stock then outstanding.

(d) Meetings of the holders of the Series B Preferred Stock shall be held whenever called in the manner required by the laws of the State of Nevada for purposes as to which there are special statutory provisions, and for other purposes whenever called by resolution of the Board of Directors, or by the President, or by the holders of fifty one (51%) of the outstanding shares of the Series B Preferred Stock. Any such meetings of stockholders may be held at the principal business office of the Company or at such other place or places, either within or without the State of Nevada, as may be specified in the notice thereof. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed, not less than ten (10) nor more than sixty (60) days, before the date of the meeting, to each stockholder of record entitled to vote at the meeting. At any and all meetings of the Series B Preferred Stock there must be present, either in person or by proxy, at least twenty five percent (25%) of the issued and outstanding shares of the Series B Preferred Stock entitled to vote at said meeting. Any action of the holders of the Series B Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing, but who were entitled to vote on the matter.

5. Conversion.

(a) The holder of any shares of Series B Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert such shares into Common Stock, in a conversion ratio of six (6) shares of Common Stock for each share of Series B Preferred Stock,

subject to adjustment as set forth in Section 6 below, for each share of Series B Preferred Stock to be converted (such conversion ratio in effect from time to time, the "Conversion Ratio").

(b) The holder of any shares of Series B Preferred Stock may exercise the conversion rights set forth herein by delivering to the Company or any transfer agent of the Company for the Series B Preferred Stock as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Company (if required by it) (or such holder shall notify the Company or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of common stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made or as provided below in Section 5(g) (the "Conversion Date").

(c) As promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the applicable Conversion Date. The Company shall not close its books against the transfer of shares of Series B Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series B Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) No fractional shares of common stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series B Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock (after aggregating all shares of Series B Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e) The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series B Preferred Stock.

(f) All shares of common stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(g) Each holder of shares of Series B Preferred Stock shall be entitled to receive written notice from the Company, by overnight delivery or first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the Company, of any proposed dividend or distribution, liquidation, dissolution or winding up of the Company, or any Business Combination (as defined below), at least ten (10) days prior to the date on which any such event is scheduled to occur, and, at any time prior to, or conditioned upon the consummation of and to occur immediately prior to, such liquidation, dissolution or winding up or Business Combination, to convert any or all of such holder's shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 5. The notice of any such event shall at a minimum specify the consideration to be received by stockholders in such event in the aggregate, the consideration to be received on a per share basis by the holders of common stock and the consideration to be received on a per share basis by the holders of Series B Preferred Stock. The term "Business Combination" shall mean (x) a merger, share exchange or consolidation of the Company with any other company or entity; (y) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company of all or substantially all of the Company's assets; or (z) any agreement, contract or other arrangement providing for any of the foregoing transactions.

6. Conversion Adjustment.

(a) In the event the Company shall, at any time after the issuance of any share of Series B Preferred Stock, declare or pay any dividend or make any distribution on common stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then in each such case the Conversion Ratio shall be adjusted, so that the holder of any shares of Series B Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of common stock or other securities or property that such holder would have owned or have been entitled to receive upon the happening of such event had such Series B Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event.

(b) Subject to the restrictions contained in Section 6(iv) below, in the event the Company shall, at any time after the issuance of any share of Series B Preferred Stock, declare or pay any dividend or make any distribution on common stock payable in securities or other property of the Company other than shares of common stock or cash, in which dividend or distribution the holders of Series B Preferred Stock do not otherwise participate, then provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of common stock receivable thereupon, the amount of such securities of the Company or value of such other property that they would have received had their Series B Preferred Stock been converted into common stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities and other property receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

(c) Upon a Business Combination (as defined above), each share of Series B Preferred Stock shall remain outstanding and shall thereafter be convertible into, or shall be converted into a security which shall be convertible into, the kind and amount of securities or

other property to which a holder of the number of shares of common stock of the Company deliverable upon conversion of such share of Series B Preferred Stock immediately prior to such Business Combination would have been entitled upon such Business Combination, all subject to further adjustment as provided herein and in the Certificate of Incorporation.

7. Covenants of the Company. For so long as any shares of Series B Preferred Stock shall remain outstanding, the Company shall not effect, or agree to effect, any of the following:

> (i) issue any debt or allow any subsidiary of the Company to issue any debt, including debt convertible into equity, other than ordinary course working capital facilities, and certain ordinary course debt in connection with the acquisition of inventory, property, plant and/or equipment;
>
> (ii) the authorization, designation, reclassification, creation or issuance of any other class or series of capital stock, in any case, ranking senior to the Series B Preferred Stock in any respect (including, without limitation, as to preferences upon liquidation, dissolution, winding up of the Company or upon a Business Combination or redemption or dividend rights, or with any special voting rights), other than the Series A Preferred Stock and Series C Convertible Preferred Stock;
>
> (iii) the issuance of any other class or series of capital stock ranking in parity with the Series B Preferred Stock, other than the Series A Preferred Stock and Series C Convertible Preferred Stock;
>
> (iv) pay any dividend, except (x) dividends payable in shares of Common Stock and (y) dividends in accordance with the terms of the Series A Preferred Stock and Series C Preferred Stock, respectively; or
>
> (v) allow any subsidiary of the Company to issue any equity security, including any security convertible into or exercisable for any equity security. The forgoing sentence shall not apply to the issuance of any securities in connection with the establishment of joint ventures or similar arrangements with strategic partners.

8. No Impairment. The Company shall not enter into any contract, agreement or other legally enforceable arrangement which shall have the effect of impairing in any material respect the rights, powers or preferences of the holders of the Series B Preferred Stock granted pursuant to this Certificate of Designation, without the consent of the holders of not less than two-thirds of the outstanding shares of Series B Preferred Stock.

9. Waiver. The holder or holders of not less than two-thirds of the outstanding shares of Series B Preferred Stock may, at any time upon written notice to the Company, or by vote at a meeting called for such purpose, waive compliance by the Company with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Series B Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Series B Preferred Stock and their respective transferees.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this 23rd day of May, 2014.

CANNABIS KINETICS CORP.

By: /s/ Eric Hagen
Name: Eric Hagen
Title: President